Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated May 4, 2018, is made by and between VISHAY PRECISION GROUP, INC. a Delaware corporation (the “Company”) and ROLAND DESILETS (the “Executive”).
WHEREAS, the Company and the Executive are parties to an employment agreement, dated January 1, 2016, as amended (the “Employment Agreement”);
WHEREAS, Section 8.5 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein (the “Amendment”).
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived here from and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Section 4.2(a) of the Employment Agreement is hereby amended in its entirety to read as follows:
“Beginning with the Company’s 2018 fiscal year and for each fiscal year thereafter during the Term, Executive shall be eligible to earn an annual performance bonus (“Bonus”), payable in cash, with a target equal to 50% of Base Salary (the “Target Bonus”) with a minimum Bonus of 0% of Base Salary and a maximum Bonus of 80% of Base Salary. The actual amount of Bonus payable to Executive shall be determined by the Compensation Committee, and shall be based upon the Company’s achievement of certain corporate and/or individual performance goals to be established by the Compensation Committee in its sole discretion (the “Performance Goals”).”
2.    Section 4.2(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
“Beginning with the Company’s 2018 fiscal year and for each fiscal year thereafter during the Term, Executive shall be eligible to earn a Bonus equal to 26.7% of Base Salary if 80% of the Performance Goals for such fiscal year are achieved. In addition, the amount of Bonus payable to Executive shall increase by 1.165% of Base Salary for each additional 1% of the Performance Goals which are achieved for such year; provided, that for each 1% of the Performance Goals achieved in excess of 100%, the amount of Bonus payable to Executive shall increase by 0.6% of Base Salary. During the Term and in any event, (i) the maximum level of Bonus which Executive shall be eligible to earn is 80% of Base Salary; (ii) no Bonus shall be payable if less than 80% of the Performance Goals are achieved; and (iii) no Bonus in excess of the maximum level of 80% of Base Salary shall be payable to the Executive if more than 150% of the Performance Goals are achieved.
3.    Section 4.3 of the Employment Agreement is hereby amended by revising the first sentence thereof to read as follows:
“Beginning with the Company’s 2018 fiscal year and for each fiscal year thereafter during the Term, the Company shall grant Executive an annual equity award under the Company’s 2010 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 50% of Base Salary on such date (the “Annual Equity Grant”).”
4.    Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

5.    This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 4th day of May, 2018.

VISHAY PRECISION GROUP, INC.

By:        \s\ William M. Clancy
Title:    Chief Financial Officer

ROLAND DESILETS

\s\ Roland B. Desilets